Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lamar Advertising Company:

We consent to incorporation by reference in the registration statements (Nos. 333-89034, 333-10337, 333-79571, 333-37858, 333-34840, 333-116007, 333-116008, 333-130267, 333-160943 and 333-160945) on Form S-8, (Nos. 333-108688, 333-48288 and 333-154919) on Form S-3 and (Nos. 333-108689, 333-120937, 333-143419, 333-48266, 333-161261, and 333-168921) on Form S-4 of Lamar Advertising Company and Lamar Media Corp. of (a) our reports dated February 27, 2012 with respect to the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 2011 and 2010 and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and comprehensive income (deficit) and cash flows for each of the years in the three year period ended December 31, 2011 and the related financial statement schedule and the effectiveness of internal control over financial reporting, and (b) our reports dated February 27, 2012 with respect to the consolidated balance sheets of Lamar Media Corp. and subsidiaries as of December 31, 2011 and 2010 and the related consolidated statements of operations and comprehensive income (loss), stockholder’s equity and comprehensive income (deficit) and cash flows for each of the years in the three year period ended December 31, 2011 and the related financial statement schedule and the effectiveness of internal control over financial reporting which reports appear in the December 31, 2011, annual report on Form 10-K of Lamar Advertising Company.

/s/ KPMG LLP

Baton Rouge, Louisiana

February 27, 2012